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                               ANSALDO SIGNAL N.V.




                                                                         Contact
                                                                         -------
                                                               Gregory M. Babicz
                                                           Phone: (412) 688-2459
                                                             Fax: (412) 688-2660

         ANSALDO SIGNAL SUPERVISORY BOARD
         APPROVES OFFER BY ANSALDO TRASPORTI S.p.A.
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         February 17, 2000 (Schiphol, The Netherlands)

         The Supervisory Board of Ansaldo Signal N.V., at a joint meeting with the Company's Management Board and its Committee of Independent Directors, today unanimously approved the proposed offer by Ansaldo Trasporti S.p.A., the Company's majority shareholder, to purchase the remaining 18.3% of outstanding Common Shares of the Company at a price of $4.05 per share. The price of $4.05 per share represents an increase of $0.25 per share over the price initially proposed to be offered by Ansaldo Trasporti.

         Ansaldo Signal N.V. is a leader in the design, manufacture and service of signaling, automation and control equipment and systems for the railroad and mass transit industries worldwide.

         Holders of the Common Shares of Ansaldo Signal N.V. should read the Offer to Purchase that will be disseminated by Ansaldo Trasporti S.p.A. upon commencement of the cash tender offer. Ansaldo Trasporti will file the Offer to Purchase with the Securities and Exchange Commission at that time. The Offer to Purchase and other filed documents relating to the tender offer will be available from the Public Reference Room of the Commission free of charge, subject to a copying fee. The Commission's address is 450 5th Street N.W., Washington, D.C. 20549. The telephone number of the Public Reference Room is
(202) 942-8090.


                       [Letterhead of Ansaldo Signal N.V.]




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